Exhibit 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE ANNOUNCES PRELIMINARY
SECOND QUARTER EARNINGS RESULTS

Milwaukee, WI, July 6, 2009 – Merge Healthcare (NASDAQ: MRGE), a provider of health IT solutions, today announced its estimated, unaudited results for the three months ending June 30, 2009.  This announcement has been made to provide timely, material information to Merge’s shareholders, the market and the shareholders of etrials Worldwide, Inc. (NASDAQ: ETWC) (“etrials”), who are currently considering Merge’s pending tender offer for all of the shares of etrials.  These estimated results include the results of Merge’s operations for the period, as well as Merge’s estimate of the effect on its financial statements of the sale of Merge’s equity interest in Eklin Medical Systems, Inc. (“Eklin”), as part of Eklin’s acquisition by VCA Antech, Inc. (NASDAQ: WOOF)(“VCA”).

As a result of Eklin’s sale to VCA, Merge will receive $1.4 million for its equity interest in Eklin, the majority of which will be collected in the third quarter of 2009.  Because of this transaction, Merge will recognize, in its second quarter results, a $3.6 million non-cash write down of its equity interest in Eklin.   Additionally, in June, Eklin and Merge executed a new value added reseller (“VAR”) agreement that was assigned to VCA by Eklin as part of its acquisition. This new VAR agreement will generate $2.2 million of non-recurring revenue in its second quarter; and may generate additional revenue in subsequent periods as we continue this customer relationship with VCA.

Based on Merge’s preliminary review of its operations for the second quarter, Merge estimates the following results, compared to actual results for the prior quarter as well as the same quarter in the prior year:

	Q2 2009	Q1 2009	Q2 2008
Revenue	$15.5 - $15.0 million	$15.3 million	$13.3 million
Operating income (loss)	$4.4 - $3.7 million	$3.5 million	$(18.3) million
Net income (loss)	$0.8 - $0.1 million	$2.8 million	$(18.2) million
EBITDA	$3.1 - $2.4 million	$5.3 million	$(14.0) million

EBITDA is defined by Merge as earnings before net interest expense, taxes, depreciation and amortization (which include the amortization of stock-based compensation).  Excluding the non-cash equity impairment charge, EBITDA for the second quarter of 2009 is expected to be between $6.7 million and $6.0 million.  These preliminary results will be subject to various quarter-end adjustments and have not yet been reviewed by Merge’s independent public accounting firm.

Merge Healthcare Incorporated develops software solutions that automate healthcare data and diagnostic workflow to create a more comprehensive electronic record of the patient experience.  Every Merge product, ranging from standards-based SDKs to fully integrated clinical applications, is built on decades of technology and expertise in medical software development, delivery and support.  Additional information can be found at www.merge.com.

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Important Information

In connection with the exchange offer, Merge Healthcare filed a registration statement on Form S-4 and a tender offer statement on Schedule TO with the Securities and Exchange Commission, or SEC, on June 16, 2009 and etrials filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on June 16, 2009. These documents contain important information about the exchange offer that you should read carefully before you make any decision with respect to the exchange offer. These documents will be made available to the stockholders of etrials at no expense to them. Investors and security holders may obtain the documents free of charge at the SEC website, www.sec.gov. In addition, such documents (and all other documents filed with the SEC) will be available free of charge at www.merge.com or www.etrials.com. You may also read and copy any reports, statements and other information filed by etrials or Merge Healthcare with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. Copies of the exchange offer documents may also be obtained at no charge from Morrow & Co., LLC, the information agent for the exchange offer, toll-free at (800) 607-0088.

Information included in this news release may contain forward-looking statements, concerning, among other things, Merge’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions.  These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms.  These statements are based on certain assumptions and analyses that Merge believes are appropriate under the circumstances.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected.  Merge can not guarantee that it will achieve these plans, intentions or expectations.  Forward-looking statements speak only as of the date they are made, and Merge undertakes no obligation to publicly update or revise any of them in light of new information, future events or otherwise, except as required by law.  Factors that could have a material adverse effect on operations and future prospects of Merge include, but are not limited to: possible adjustments (accounting or otherwise) and revisions to our current preliminary expectations as to the results that Merge will report for second quarter financial results; the sale of Eklin to VCA does not occur or occurs on different terms; market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; the risks and effects of its recent securities issues; the past restatement of our financial statements; its ability to satisfy the conditions to consummate its pending tender offer and related merger; the occurrence of any event, change or other circumstances that could give rise to the termination of  the merger agreement, dated May 30, 2009, between Merge and etrials; the amount of the costs, fees, expenses and charges related to the tender offer and the merger; the ability of Merge Healthcare to integrate etrials successfully; whether the transaction will result in the enhancement of value and benefits to customers and to Merge Healthcare’s and etrials’ stockholders; general economic and business conditions; global economic growth and activity; industry conditions; and changes in laws or regulations. our ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to our outstanding indebtedness; risks associated with our prior delays in filings with the SEC or our ability to continue to meet the listing requirements of The NASDAQ Stock Market; the costs, risks and effects of various pending legal proceedings and investigations, including the formal investigation being conducted by the Securities and Exchange Commission and the pending settlements of certain class action and derivative lawsuits; and other risk factors detailed in our filings with the Securities and Exchange Commission.  These uncertainties and risks may cause our actual future results to be materially different than those expressed in our forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  We undertake no obligation to update such forward-looking statements or any of such risks, uncertainties and other factors, except as required by law.